Exhibit 10.37

Execution Copy

PURCHASE AND SALE AGREEMENT

dated as of November 23, 2011

between

POZEN INC.

and

CPPIB CREDIT INVESTMENTS INC.

i

ii

Section 8.11	Amendments; No Waivers	38
Section 8.12	Table of Contents and Headings	39

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Counterparty Instruction
Exhibit C	Outstanding Litigation
Exhibit D	Form of Opinion of Special Counsel to the Seller

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Purchase and Sale Agreement”) dated as of November 23, 2011 is between POZEN Inc., a Delaware corporation (the “Seller”), and CPPIB Credit Investments Inc., a corporation organized under the federal laws of Canada (the “Purchaser”).

W I T N E S S E T H :

WHEREAS, the Seller has the right to receive royalties based on Net Sales of MT 400 in the Territory and certain milestone payments under the Counterparty License Agreement; and

WHEREAS, the Seller desires to sell, contribute, assign, transfer, convey and grant to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Seller, the Purchased Assets described herein, upon and subject to the terms and conditions set forth in this Purchase and Sale Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1   Defined Terms.  The following terms, as used herein, shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person.

“Bill of Sale” means that certain bill of sale dated as of the Closing Date executed by the Seller and the Purchaser substantially in the form of Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto, Ontario, Canada are authorized or required by Applicable Law to remain closed.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date, including common shares, ordinary shares, preferred shares, membership interests or share capital in a limited liability company or other Person, limited or general partnership interests in a partnership, beneficial interests in trusts or any other equivalent of such ownership interest or any options, warrants and other rights to acquire such shares or interests, including rights to allocations and distributions, dividends, redemption payments and liquidation payments.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Collaboration Product” has the meaning set forth in Section 1.6 of the Counterparty License Agreement.

“Commercialize” has the meaning set forth in Section 1.8 of the Counterparty License Agreement.

“Confidential Information” means, as it relates to the Seller and its Affiliates, MT 400 and the Intellectual Property Rights, all information (whether written or oral, or in electronic or other form) involving or relating in any way, directly or indirectly, to MT 400, the Counterparty License Agreement, the Purchased Assets or the Royalties, including (a) any license, sublicense, assignment, product development, royalty, sale, supply or other agreements (including the Counterparty License Agreement) involving or relating in any way, directly or indirectly, to the Purchased Assets, the Royalties or the intellectual property, compounds or products giving rise to the Purchased Assets, and including all terms and conditions thereof and the identities of the parties thereto, (b) any reports, data, materials or other documents of any kind concerning or relating in any way, directly or indirectly, to the Seller, MT 400, the Counterparty License Agreement, the Purchased Assets, the Royalties or the intellectual property, compounds or products giving rise to the Purchased Assets, and including reports, data, materials or other documents of any kind delivered pursuant to or under any of the agreements referred to in clause (a) above, and (c) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Purchased Assets or the compounds or products giving rise to the Purchased Assets; provided, however, that, solely for purposes of this Purchase and Sale Agreement, Confidential Information shall not include information that is (i) already in the public domain at the time the information is disclosed other than as a result of disclosure in violation of the confidentiality undertakings in this Purchase and Sale Agreement, (ii) lawfully obtainable from other sources, (iii) required to be disclosed in any document to be filed with any Governmental Authority, (iv) required to be disclosed by court or administrative order or under laws, rules and regulations applicable to the Seller or the Purchaser or their respective Affiliates (including securities laws, rules and regulations), as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of the Seller or the Purchaser or their respective Affiliates may be listed for trading or (v) disclosed with the prior written approval of the Seller.

“Co-Promotion Option” has the meaning set forth in Section 5.3(a) of the Counterparty License Agreement.

“Counterparty” means Glaxo Group Limited, part of the GlaxoSmithKline group of companies and organized under the laws of England.

“Counterparty Instruction” means the irrevocable direction to Counterparty in the form set forth in Exhibit B.

“Counterparty License Agreement” means that certain Product Development and Commercialization Agreement dated as of June 11, 2003 between the Seller and Counterparty, as amended and supplemented by that certain letter agreement dated June 11, 2003 executed by Counterparty and accepted and agreed by the Seller and by that certain Consent Agreement dated August 15, 2011 between the Seller and Counterparty, together with the Confidential Disclosure Agreement between the Seller and Counterparty dated October 1, 2001 and any new, substitute or amended agreement relating to MT 400, the Intellectual Property Rights or other intellectual property rights of the Seller relating to MT 400.  The term “Counterparty License Agreement” shall include all rights that arise therefrom and relate thereto.

“Dataroom” means the virtual dataroom established by Morgan Stanley & Co. LLC on behalf of the Seller available to the Purchaser via IntraLinks.

“Development Program” has the meaning set forth in Section 1.17 of the Counterparty License Agreement.

“Disputes” has the meaning set forth in Section 3.11(e).

“Dollar” or the sign “$” means United States dollars.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.3.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“Field” has the meaning set forth in Section 1.23 of the Counterparty License Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Generic Erosion” has the meaning set forth in Section 1.29 of the Counterparty License Agreement.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any country.

“Intellectual Property Rights” means POZEN Technology, including any patent that is or subsequently will be listed in the Orange Book under NDA 21-926.

“Knowledge of the Seller” means the actual knowledge of John R. Plachetka, President and Chief Executive Officer of Seller, Elizabeth Cermak, Executive Vice President and Chief Commercial Officer of Seller, William L. Hodges, Senior Vice President, Finance and Administration and Chief Financial Officer of Seller, Gilda Thomas, Senior Vice President and General Counsel of Seller, John Barnhardt, Vice President, Finance and Administration of Seller, and Dennis McNamara, Vice President, Business Development of Seller.

“Lead Product” has the meaning set forth in Section 1.41 of the Counterparty License Agreement.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse.

“Loss” means any loss, set-off, off-set, rescission, counterclaim, reduction, deduction, defense, cost, charge, expense, interest, fee, payment, demand, liability, claim, action, proceeding, penalty, fine, damages, judgment, order or other sanction.

“Material Adverse Change” means any event, circumstance or change resulting in a material adverse effect, in any respect, on (a) the legality, validity or enforceability of any of the Transaction Documents, the Counterparty License Agreement or the back-up security interest granted pursuant to Section 2.1(d), (b) the right or ability of the Seller (or any permitted assignee) or the Purchaser to perform any of its obligations under any of the Transaction Documents or the Counterparty License Agreement, in each case to which it is a party, or to consummate the transactions contemplated hereunder or thereunder, (c) the rights or remedies of the Purchaser under any of the Transaction Documents or of the Purchaser or the Seller under the Counterparty License Agreement, (d) the timing, amount or duration of the Royalties, (e) the Purchased Assets or (f) the Intellectual Property Rights.

“MT 400” has the meaning set forth in Section 1.45 of the Counterparty License Agreement.  For the avoidance of doubt, MT 400 includes Treximet.

“Naproxen” has the meaning set forth in Section 1.46 of the Counterparty License Agreement.

“Naratriptan” has the meaning set forth in Section 1.47 of the Counterparty License Agreement.

“NDA 21-926” means New Drug Application 21-926 granted to applicant GlaxoSmithKline and approved on April 15, 2008.

“Net Sales” has the meaning set forth in Section 1.50 of the Counterparty License Agreement.

“New Arrangement” has the meaning set forth in Section 5.6(a).

“NSAID” has the meaning set forth in Section 1.51 of the Counterparty License Agreement.

“Orange Book” means the Approved Drug Products with Therapeutic Equivalence Evaluations maintained by the FDA.

“OTC Product” has the meaning set forth in Section 2.3(b) of the Counterparty License Agreement.

“Other Marketed Product” has the meaning set forth in Section 1.52 of the Counterparty License Agreement.

“Other Novel Product” has the meaning set forth in Section 1.53 of the Counterparty License Agreement.

“Other Product” has the meaning set forth in Section 1.54 of the Counterparty License Agreement.

“Outstanding Litigation” means all matters listed on Exhibit C attached hereto.

“Patent” means any pending or issued patent or continuation, continuation in part, division, extension, reexamination or reissue thereof, including any patent that is or subsequently will be listed in the Orange Book under NDA 21-926.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Intellectual Property Rights that are Patents.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“POZEN Development Activities” has the meaning set forth in Section 3.2(a) of the Counterparty License Agreement.

“POZEN Know-How” has the meaning set forth in Section 1.59 of the Counterparty License Agreement.

“POZEN Technology” has the meaning set forth in Section 1.61 of the Counterparty License Agreement.

“Product” has the meaning set forth in Section 1.63 of the Counterparty License Agreement.

“Purchase and Sale Agreement” has the meaning set forth in the preamble.

“Purchased Assets” means, collectively, the Seller’s (a) right, title and interest in, to and under the Counterparty License Agreement to (i) receive all of the Royalties, (ii) receive the quarterly reports produced by Counterparty pursuant to the Counterparty License Agreement in respect of sales of MT 400 in the Territory and (iii) audit the records of Counterparty in respect of such sales pursuant to the Counterparty License Agreement and receive an audit report summarizing the results of any such audit, (b) right, to the extent possible under this Purchase and Sale Agreement, to cure any breach of or default under the Counterparty License Agreement by the Seller, and (c) right, to the extent possible under this Purchase and Sale Agreement, to (i) initiate and prosecute legal actions and proceedings to defend the Intellectual Property Rights against infringement or interference by any other Person and (ii) defend the Intellectual Property Rights against any claims or counterclaims of invalidity, unenforceability or infringement, or declaratory judgment actions in respect thereof, subject to, in the case of each of clause (c)(i) and clause (c)(ii), the provisions of the Counterparty License Agreement and the rights of Counterparty thereunder.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” has the meaning set forth in Section 5.4(b).

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any country.

“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which MT 400 may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.

“Royalties” means (a) all amounts or fees paid or payable, owed or owing, accrued or otherwise required to be paid to the Seller or any of its Affiliates arising out of, related to or resulting from the sale by Counterparty or its Affiliates of MT 400 in the Territory (including not only from the sale of currently approved indications for MT 400 in the Territory, but also from any additionally approved indications and from any off-label usage for MT 400 in the Territory) and, in each case, attributable to the period commencing on the Royalties Commencement Date, including (i) all amounts due or to be paid to the Seller or any of its Affiliates under Section 7.4, Section 7.9, Section 7.10 and Section 7.11 of the Counterparty License Agreement and (ii) all amounts due or to be paid to the Seller or any of its Affiliates in lieu thereof (including pursuant to Section 8.4(d) of the Counterparty License Agreement), whether based upon sales of MT 400 in the Territory or otherwise, (b) all milestone payments paid or payable, owed or owing, accrued or otherwise required to be paid to the Seller pursuant to Section 7.3 of the Counterparty License Agreement, (c) except with respect to any recoveries, damages, awards, reimbursement of expenses or settlement amounts paid or payable to the Seller or any of its Affiliates by any third party and arising out of or relating to MT 400 or Intellectual Property Rights in the Field resulting from the Outstanding Litigation and solely attributable to the period ending prior to the Closing Date, all indemnity payments, recoveries, damages, reimbursement of expenses or award or settlement amounts paid or payable to the Seller or any of its Affiliates by Counterparty or any third party and arising out of or relating to MT 400 or Intellectual Property Rights (including the Outstanding Litigation) or as a result of a breach by any Person (other than the Seller) of the Counterparty License Agreement with respect thereto and attributable to the period commencing on the Royalties Commencement Date, including pursuant to Section 5.5(d) or Section 5.5(e), (d) all amounts paid or payable to the Seller or any of its Affiliates by one or more third party licensees or sublicensees under any New Arrangement, (e) all other amounts paid or payable by Counterparty or any other Person arising out of, related to or resulting from MT 400, the Intellectual Property Rights or the Counterparty License Agreement and attributable to the period commencing on the Royalties Commencement Date, (f) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described herein and (g) all proceeds (as defined under the UCC) of any of the foregoing.

“Royalties Commencement Date” means October 1, 2011.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Account” has the meaning set forth in Section 5.4(e).

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Set-off” means any set-off, off-set, rescission, counterclaim, reduction, deduction or defense.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

“Sumatriptan” has the meaning set forth in Section 1.73 of the Counterparty License Agreement.

“Territory” has the meaning set forth in Section 1.75 of the Counterparty License Agreement.

“Third Party” has the meaning set forth in Section 1.76 of the Counterparty License Agreement.

“Third Party Royalty” has the meaning set forth in Section 7.7(a) of the Counterparty License Agreement.

“Transaction Documents” means this Purchase and Sale Agreement, the Bill of Sale and the Counterparty Instruction.

“Treximet” means Treximet® (sumatriptan/naproxen sodium), the brand name for the product combining sumatriptan 85 mg, formulated with RT Technology™ and naproxen sodium 500 mg in a single tablet designed for the acute treatment of migraine, as covered by NDA 21-926.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(d) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Purchase and Sale Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.S.” or “United States” means the United States and Puerto Rico.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

Section 1.2   Rules of Construction.  Unless the context otherwise requires, in this Purchase and Sale Agreement:

(a)   A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b)   Unless otherwise defined, all terms used herein that are defined in the UCC shall have the meanings stated in the UCC.

(c)    Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.

(d)   The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(e)   References to an agreement or other document include references to such agreement or document as amended, restated, reformed, supplemented or otherwise modified in accordance with the terms hereof and thereof and include any annexes, exhibits and schedules attached thereto.

(f)     References to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.

(g)   References to any Person shall be construed to include such Person’s successors and permitted assigns.

(h)   The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(i)     The words “hereof”, “herein”, “hereunder” and similar terms when used in this Purchase and Sale Agreement shall refer to this Purchase and Sale Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Purchase and Sale Agreement unless otherwise specified.

(j)     In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(k)    Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Purchase and Sale Agreement on a day that is not a Business Day, unless this Purchase and Sale Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(l)     Any reference herein to a term that is defined by reference to its meaning in the Counterparty License Agreement shall refer to such term’s meaning in the Counterparty License Agreement as in existence on the date hereof (and not to any new, substituted or amended version thereof unless the Purchaser has consented thereto).

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS

Section 2.1           Purchase and Sale.

(a)       Subject to the terms and conditions of this Purchase and Sale Agreement, on the Closing Date, the Seller hereby sells, contributes, assigns, transfers, conveys and grants to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Seller, all of the Seller’s right, title and interest in and to the Purchased Assets, free and clear of any and all Liens, other than those Liens created in favor of the Purchaser by the Transaction Documents.

(b)       The Seller and the Purchaser intend and agree that the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets under this Purchase and Sale Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by the Seller to the Purchaser of the Purchased Assets and that such assignment and sale shall provide the Purchaser with the full benefits of ownership of the Purchased Assets.  Neither the Seller nor the Purchaser intends the transactions contemplated hereunder to be, or for any purpose characterized as, a loan from the Purchaser to the Seller or a pledge or assignment or only a security agreement.  The Seller waives any right to contest or otherwise assert that this Purchase and Sale Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by the Seller to the Purchaser of the Purchased Assets under Applicable Law, which waiver shall be enforceable against the Seller in any Bankruptcy Event relating to the Seller.  The sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets shall be reflected on the Seller’s financial statements and other records as a sale of assets to the Purchaser (except to the extent GAAP or the rules of the SEC require otherwise with respect to the Seller’s consolidated financial statements).

(c)       The Seller hereby authorizes the Purchaser or its designee to execute, record and file, and consents to the Purchaser or its designee executing, recording and filing, at the Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto or assignments thereof, in such manner and in such jurisdictions as are necessary or appropriate to evidence or perfect the sale, contribution, assignment, transfer, conveyance and grant by the Seller to the Purchaser, and the purchase, acquisition and acceptance by the Purchaser from the Seller, of the Purchased Assets and to perfect the security interest in the Purchased Assets granted by the Seller to the Purchaser pursuant to Section 2.1(d).

(d)       Notwithstanding that the Seller and the Purchaser expressly intend for the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets to be a true, complete, absolute and irrevocable sale and assignment, the Seller hereby assigns, conveys, grants and pledges to the Purchaser, as security for its obligations created hereunder in the event that the transfer contemplated by this Purchase and Sale Agreement is held not to be a sale, a security interest in and to all of the Seller’s right, title and interest in, to and under the Purchased Assets and, in such event, this Purchase and Sale Agreement shall constitute a security agreement.

Section 2.2           Purchase Price.  In full consideration for the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets, and subject to the terms and conditions set forth herein, the Purchaser shall pay (or cause to be paid) to the Seller, or the Seller’s designee, on the Closing Date, the sum of $75,000,000.00, in immediately available funds by wire transfer to the Seller Account (the “Purchase Price”).

Section 2.3           No Assumed Obligations.  Notwithstanding any provision in this Purchase and Sale Agreement or any other writing to the contrary, the Purchaser is purchasing, acquiring and accepting only the Purchased Assets and is not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, including any liability or obligation of the Seller under the Counterparty License Agreement.  All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Seller or the Seller’s Affiliates (the “Excluded Liabilities and Obligations”).

Section 2.4           Excluded Assets.  The Purchaser does not, by purchase, acquisition or acceptance of the rights, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Seller under the Counterparty License Agreement, other than the Purchased Assets, or any other assets of the Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as of the date hereof as follows:

Section 3.1           Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted, to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to exercise its rights and to perform its obligations under the Counterparty License Agreement.  The Seller is duly qualified to transact business as a foreign corporation and is in good standing in every jurisdiction in which the conduct of its business or the ownership or leasing of property requires such license or qualification (except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change).

Section 3.2           No Conflicts.

(a)       None of the execution and delivery by the Seller of any of the Transaction Documents to which the Seller is party, the performance by the Seller of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, or accelerate the performance provided by, in any respect, (A) any statute, law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Seller or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries or any of their respective assets or properties is bound or committed (including the Counterparty License Agreement) or (C) any term or provision of any of the organizational documents of the Seller or any of its Subsidiaries; (ii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of the Seller or any of its Subsidiaries; or (iii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Intellectual Property Rights, MT 400, the Counterparty License Agreement or the Purchased Assets.

(b)       The Seller has not granted, nor does there exist, any Lien on the Transaction Documents, the Counterparty License Agreement, the Intellectual Property Rights or the Purchased Assets.  Except for the license granted by the Seller to Counterparty under the Counterparty License Agreement, there are no licenses, sublicenses or other rights under the Intellectual Property Rights in the Territory that have been granted to any other Person.

Section 3.3           Authorization. The execution and delivery of each of the Transaction Documents to which the Seller is party and the performance by the Seller of its obligations hereunder and thereunder have been duly authorized by the Seller.  Each Transaction Document to which the Seller is party has been duly executed and delivered by the Seller and, when duly executed and delivered by all of the parties thereto, such Transaction Document shall constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 3.4           Ownership.  The Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Assets and the Intellectual Property Rights and has good and valid title thereto, free and clear of all Liens.  The Seller has duly and legally filed or applied for registration for its ownership interest in the Patents included in the Intellectual Property Rights in the United States Patent and Trademark Office, and the Seller is the exclusive “owner of record” of such Patents in the United States.  The Purchased Assets sold, contributed, assigned, transferred, conveyed and granted to the Purchaser on the Closing Date have not been pledged, sold, contributed, assigned, transferred, conveyed or granted by the Seller to any other Person.  The Seller has full right to sell, contribute, assign, transfer, convey and grant the Purchased Assets to the Purchaser.  Upon the sale, contribution, assignment, transfer, conveyance and granting by the Seller of the Purchased Assets to the Purchaser, the Purchaser shall acquire good and marketable title to the Purchased Assets free and clear of all Liens, other than Liens in favor of the Purchaser, and shall be the exclusive owner of the Purchased Assets.  The Purchaser has and shall have the same rights as the Seller would have with respect to the Purchased Assets (if the Seller were still the owner of such Purchased Assets) against any other Person.

Section 3.5           Governmental and Third Party Authorizations.  The execution and delivery by the Seller of the Transaction Documents to which the Seller is party, the performance by the Seller of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets to the Purchaser) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of a Current Report on Form 8-K with the SEC, the filing of UCC financing statements, the notice to Counterparty contained in the Counterparty Instruction and the Consent Agreement, dated as of August 15, 2011, by and between the Seller and Glaxo Group Limited.

Section 3.6           No Litigation.  Except as described in the filings made by the Seller with the SEC, or as otherwise disclosed in the Dataroom, there is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of the Seller, threatened in respect of the Seller or any of its Subsidiaries, MT 400 or the Purchased Assets (including the Counterparty License Agreement), at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the Knowledge of the Seller, threatened against the Seller or any of its Subsidiaries in respect of the Seller or any of its Subsidiaries, MT 400 or the Purchased Assets (including the Counterparty License Agreement), that, in each case, (i) if adversely determined, could be a Material Adverse Change, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Seller is party.

Section 3.7           Solvency.  The Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents to which the Seller is a party and its authorization, execution and delivery of the Transaction Documents to which the Seller is a party, the Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests.  Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair saleable value of the Seller’s assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of the Seller’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts and other obligations, including contingent liabilities, as they become absolute and matured, (c) the Seller will be able to realize upon its assets and pay its debts and other obligations, including contingent obligations, as they mature, (d) the Seller will not be rendered insolvent, will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (e) the Seller will not have become subject to any Bankruptcy Event and (f) the Seller will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code.

Section 3.8           Tax Matters.  No deduction or withholding for or on account of any tax has been made, or was required under Applicable Law to be made, from any payment to the Seller under the Counterparty License Agreement and, following the Closing Date, the Seller believes that no such deduction or withholding will be made or required under currently Applicable Law to be made from any payment to the Purchaser under the Counterparty License Agreement.  The Seller has never filed any tax return or report under any name other than its exact legal name.  The Seller has filed (or caused to be filed) all tax returns and reports required by law to have been filed by it and has paid all taxes required to be paid by it, except any such taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books.

Section 3.9           No Brokers’ Fees.  The Seller has not taken any action that would entitle any person or entity other than Morgan Stanley & Co. LLC (whose fees and commissions are solely the responsibility of the Seller) to any commission or broker’s fee in connection with the transactions contemplated by this Purchase and Sale Agreement.

Section 3.10         Compliance with Laws.  None of the Seller or any of its Subsidiaries (a) has violated or is in violation of, has been given actual notice of any violation of, or, to the Knowledge of the Seller, is under investigation with respect to or has been threatened to be charged with, any law, statute, rule, ordinance or regulation of, or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by, any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case, that would reasonably be expected to result in a Material Adverse Change.  Each of the Seller and any Subsidiary of the Seller is in compliance with the requirements of all Applicable Laws, a breach of any of which would reasonably be expected to result in a Material Adverse Change.

Section 3.11         Intellectual Property Matters.

(a)       The only Intellectual Property Rights that are Patents are U.S. patent number 6,060,499, which expires on August 14, 2017, U.S. patent number 6,586,458, which expires on August 14, 2017, U.S. patent number 8,022,095, which expires on August 14, 2017, U.S. patent number 7,332,183, which expires on October 2, 2025 and U.S. patent application number 13/183,983, filed on July 15, 2011.  Each of such Patents is owned by the Seller and, with the exception of U.S. patent application number 13/183,983, has been issued in the United States.

(b)       To the Knowledge of the Seller, each claim that has been issued or granted by the appropriate Patent Office included in the relevant Intellectual Property Rights that are patents and that covers MT 400, as disclosed in the Dataroom, is valid and enforceable.

(c)       There are no unpaid maintenance or renewal fees payable by the Seller to any third party that currently are overdue for any of the Intellectual Property Rights that are Patents.  No Intellectual Property Rights that are Patents have lapsed or been abandoned, cancelled or expired.  To the Knowledge of the Seller, each individual associated with the filing and prosecution of the Intellectual Property Rights that are Patents, including the named inventors of the Intellectual Property Rights that are Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each of the Intellectual Property Rights that are Patents (including any relevant prior art), in each case, in those jurisdictions in the Territory where such duties exist.

(d)       Except as disclosed in the Dataroom, subsequent to the issuance of the Intellectual Property Rights that are Patents, neither the Seller nor, to the Knowledge of the Seller, Counterparty has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Intellectual Property Rights that are Patents.  To the Knowledge of the Seller, no allowable or allowed subject matter of the Intellectual Property Rights that are Patents is subject to any competing conception claims of allowable or allowed subject matter of any Patents of any third party and have not been the subject of any interference, re-examination or opposition proceedings.

(e)       Except as described in the filings by the Seller with the SEC, or as otherwise disclosed in the Dataroom, there is no pending or, to the Knowledge of the Seller, threatened opposition, interference, reexamination, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) challenging the legality, validity, enforceability or ownership of any of the Intellectual Property Rights or that could give rise to a credit against the payments due to the Seller under the Counterparty License Agreement for the use of the related Intellectual Property Rights.  Except as described in the filings by the Seller with the SEC, or as otherwise disclosed in the Dataroom, there are no Disputes by or with any third party against the Seller involving MT 400.  Except as described in the filings by the Seller with the SEC, or as otherwise disclosed in the Dataroom, the Intellectual Property Rights are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute.

(f)       There is no pending or, to the Knowledge of the Seller, threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would reasonably be expected to give rise to or serve as a basis for any, action, suit or proceeding, or any investigation or claim by any Person to which the Seller or, to the Knowledge of the Seller, to which Counterparty is or would reasonably be expected to be a party, and the Seller has not received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of MT 400 by Counterparty or any Affiliate of Counterparty pursuant to the Counterparty License Agreement does or could infringe on any patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights arising under the laws of any jurisdiction in the Territory.  To the Knowledge of the Seller, there are no pending patent applications owned by any third party that, if issued, would limit or prohibit, in any material respect, the manufacture, use or sale of MT 400 by the Seller or Counterparty in the Territory.

(g)       MT 400 falls within the definition of Collaboration Product and a Product.  Treximet is the only Lead Product, falls within the definition of MT 400, and contains Naproxen and Sumatriptan.  MT 400 is not an Other Marketed Product, an Other Novel Product or an Other Product.  MT 400 does not contain Naratriptan.

(h)       Except as described in the filings by the Seller with the SEC, or as otherwise disclosed in the Dataroom, to the Knowledge of the Seller, there is no third party infringing any Intellectual Property Rights.  Except as disclosed in the Dataroom, the Seller has not received any written notice under the Counterparty License Agreement of infringement of any of the Intellectual Property Rights.

(i)       Each of the Seller and, to the Knowledge of the Seller, Counterparty has taken all reasonable precautions to protect the secrecy and confidentiality of the POZEN Know-How.

(j)       The Intellectual Property Rights constitute all of the intellectual property owned or licensed by the Seller or any of the Seller’s Affiliates necessary for the sale of MT 400 in the Territory.

Section 3.12         Regulatory Approval, Manufacturing and Marketing.

(a)       To the Knowledge of the Seller, Counterparty has complied with its obligations to develop MT 400 and seek and obtain Regulatory Approval for MT 400 pursuant to the Counterparty License Agreement.

(b)       Treximet has received Regulatory Approval for marketing and distribution in the United States.

Section 3.13         Counterparty License Agreement.

(a)       Other than the Transaction Documents and the Counterparty License Agreement, there is no contract, agreement or other arrangement (whether written or oral) to which the Seller or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound or committed (i) that creates a Lien on, affects or otherwise relates in any material respect to the Purchased Assets, the Counterparty License Agreement or the Intellectual Property Rights, or (ii) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to result in a Material Adverse Change.

(b)       The Seller has provided to the Purchaser true, correct and complete copies of (i) the Counterparty License Agreement and any confidentiality agreement relating thereto, (ii) all royalty reports delivered to the Seller by Counterparty pursuant to the Counterparty License Agreement and (iii) all material notices and correspondence delivered to, or by, the Seller pursuant to, or relating to, the Counterparty License Agreement since January 1, 2011.

(c)       The Counterparty License Agreement is in full force and effect and is the legal, valid and binding obligation of the Seller and, to the Knowledge of the Seller, Counterparty, enforceable against the Seller and, to the Knowledge of the Seller, Counterparty in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.  The execution and delivery of, and performance of obligations under, the Counterparty License Agreement were and are within the powers of the Seller and, to the Knowledge of the Seller, Counterparty.  The Counterparty License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, the Seller and, to the Knowledge of the Seller, Counterparty.  The Seller is not in breach or violation of or in default under the Counterparty License Agreement which would reasonably be expected to result in a Material Adverse Change.  There is no event or circumstance that, upon notice or the passage of time, or both, would reasonably be expected to constitute or give rise to any breach or default in the performance of the Counterparty License Agreement by the Seller or, to the Knowledge of the Seller, Counterparty.

(d)       The Seller has not waived any rights or defaults under the Counterparty License Agreement or released Counterparty, in whole or in part, from any of its obligations under the Counterparty License Agreement.  The Seller and Counterparty have not agreed to amend or waive any provision of the Counterparty License Agreement, and there is no current proposal to do so.

(e)       To the Knowledge of the Seller, no event has occurred that would give the Seller or Counterparty the right to terminate the Counterparty License Agreement or cease paying Royalties or any other amounts thereunder.  The Seller has not received any notice of an intention by Counterparty to terminate or breach the Counterparty License Agreement, in whole or in part, or challenging the validity or enforceability of the Counterparty License Agreement or the obligation to pay the Royalties or any other amounts under the Counterparty License Agreement, or that the Seller or Counterparty is in default of its obligations under the Counterparty License Agreement.  To the Knowledge of the Seller, there is no default, violation or breach by Counterparty under or of the Counterparty License Agreement.  The Seller has not given Counterparty any notice of termination of the Counterparty License Agreement, in whole or in part.

(f)       Except as provided in the Counterparty License Agreement, the Seller is not a party to any agreement providing for or permitting a sharing of, or Set-off against, the Royalties or any other amounts payable under the Counterparty License Agreement to the Seller.

(g)      The Seller has not consented to an assignment by Counterparty of any of Counterparty’s rights or obligations under the Counterparty License Agreement, and the Seller is not aware of any such assignment by Counterparty.  Except as contemplated by Section 2.1(a) and Section 2.1(d), the Seller has not assigned, in whole or in part, and has not granted, incurred or suffered to exist any Liens on the Counterparty License Agreement, the Purchased Assets or any of the Seller’s right, title or interest in and to the Intellectual Property Rights.

(h)       Neither the Seller nor Counterparty has made any claim of indemnification under the Counterparty License Agreement.

(i)       The Seller has not exercised its rights to conduct an audit under the Counterparty License Agreement.

(j)       To the Knowledge of the Seller, the Seller has received all amounts owed to it under the Counterparty License Agreement.  The Seller has received (A) each payment pursuant to Section 7.1 of the Counterparty License Agreement and (B) each applicable milestone payment pursuant to Section 7.2 of the Counterparty License Agreement with respect to Lead Products.  No payments under Section 7.3 of the Counterparty License Agreement or, with respect to Other Products, Section 7.2 of the Counterparty License Agreement have become payable or have been paid as of the date hereof.

(k)       Counterparty has not provided the Seller with any notice pursuant to Section 2.3(a) or Section 2.3(c) of the Counterparty License Agreement or made any request pursuant to Section 3.3(a) of the Counterparty License Agreement, and the Seller has not provided Counterparty with any notice pursuant to Section 2.3(c) of the Counterparty License Agreement.

(l)       The Seller has not developed, registered or Commercialized, or licensed or granted rights to a Third Party to develop, register or Commercialize, any OTC Product or any non-prescription, over-the-counter dose of any Product for the Territory.  The Seller has not received any communication from Counterparty indicating that Counterparty intends to develop and Commercialize or have developed and Commercialized any OTC Product or any non-prescription, over-the-counter dose of a Collaboration Product.  In furtherance of the foregoing, the Seller confirms that a lower dose version of MT 400 is being developed by Counterparty for an adolescent indication (the “Adolescent Version”); however, the Seller has not received any communication from Counterparty indicating that Counterparty intends to develop and Commercialize or have developed and Commercialized any OTC Product consisting of such Adolescent Version or any non-prescription, over-the-counter product consisting of such Adolescent Version.

(m)      The Development Program in respect of MT 400 has been completed, and the Seller has completed the POZEN Development Activities.

(n)      No Generic Erosion for MT 400 or Third Party Royalty in respect of MT 400 has occurred as of the date hereof.

(o)      To the Knowledge of the Seller, no Product (other than Treximet), and no product containing any Product in combination with another active ingredient, has been, or is being, developed by Counterparty.

(p)       To the Knowledge of the Seller, Counterparty has not granted any sublicense under the Intellectual Property Rights to any Third-Party.

(q)       The Seller has not exercised the Co-Promotion Option.

Section 3.14         UCC Matters.  The Seller’s exact legal name is, and for the preceding 10 years has been, “POZEN Inc.”.  The Seller’s principal place of business is, and for the preceding 10 years has been, located in the State of North Carolina.  The Seller’s jurisdiction of organization is, and for the preceding 10 years has been, the State of Delaware.  For the preceding 10 years, the Seller has not been the subject of any merger or other corporate or other reorganization in which its identity or status was materially changed, except in each case when it was the surviving or resulting entity.

Section 3.15         Set-off and Other Sources of Royalty Reduction.  Except as provided in the Counterparty License Agreement, Counterparty has no right of Set-off under any contract or other agreement against the Royalties or any other amounts payable to the Seller under the Counterparty License Agreement.  Counterparty has not exercised, and, to the Knowledge of the Seller, Counterparty has not had the right to exercise and no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Counterparty to exercise, any Set-off against the Royalties or any other amounts payable to the Seller under the Counterparty License Agreement.  To the Knowledge of the Seller, there are no third party patents that would be reasonably likely to provide a basis for a reduction in the Royalties due to the Seller pursuant to the Counterparty License Agreement.  There are no compulsory licenses granted or, to the Knowledge of the Seller, threatened with respect to the Intellectual Property Rights.

Section 3.16         Margin Stock.  The Seller is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Purchase Price shall be used by the Seller for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date hereof as follows:

Section 4.1           Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the federal laws of Canada and has all corporate power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted, to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party.

Section 4.2           No Conflicts.  None of the execution and delivery by the Purchaser of any of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, or accelerate the performance provided by, in any respect, (i) any statute, law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Purchaser or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of the Purchaser.

Section 4.3           Authorization. The execution and delivery of each of the Transaction Documents to which the Purchaser is party and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by the Purchaser.  Each Transaction Document to which the Purchaser is party has been duly executed and delivered by the Purchaser and, when duly executed and delivered by all of the parties thereto, such Transaction Document shall constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 4.4           Governmental and Third Party Authorizations.  The execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of UCC financing statements and the notice to Counterparty contained in the Counterparty Instruction.

Section 4.5           No Litigation.  There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of the Purchaser, threatened by or against the Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser, that, in each case, challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Purchaser is party.

Section 4.6           Access to Information.  The Purchaser acknowledges that it has (a) reviewed the Counterparty License Agreement and such other documents and information relating to MT 400 and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning the Counterparty License Agreement and MT 400, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Purchased Assets in accordance with the terms of this Purchase and Sale Agreement.  The Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Assets in accordance with the terms of this Purchase and Sale Agreement.

Section 4.7           Funds Available.  The Purchaser has sufficient funds on hand or binding and enforceable commitments to provide it with sufficient funds to satisfy its obligations, in each case to pay the Purchase Price, and the Purchaser has no reason to believe, and has not been provided with oral or written notice that any of its investors are not required or do not intend, for any reason, to satisfy their obligations under such commitments.  The Purchaser acknowledges and agrees that its obligations under this Purchase and Sale Agreement are not contingent on obtaining financing.

Section 4.8           No Competitor.  As of the Closing Date, the Purchaser does not own or license rights in, or otherwise have active operational control, influence or decision-making authority for, the development or commercialization of any pharmaceutical product for oral treatment of migraine, which is marketed in the United States or under development for sale in the United States, including both prescription and over-the-counter products (without giving effect to solely a financial interest in such a product (or in an entity that owns or licenses such a product) whether through receipt of royalties or other financial return where the Purchaser has no operational control, influence or decision-making powers in respect of such product).

ARTICLE V
COVENANTS

The parties hereto covenant and agree as follows:

Section 5.1           Books and Records; Notices.

(a)       After receipt by the Seller of notice of any action, claim, demand, dispute, investigation, arbitration or proceeding (commenced or threatened) relating to the transactions contemplated by any Transaction Document, the Purchased Assets or the Counterparty License Agreement or any default or termination by any Person under the Counterparty License Agreement, the Seller shall (i) promptly (but in no event more than five Business Days following receipt by the Seller) inform the Purchaser in writing of the receipt of such notice and the substance thereof and (ii) if such notice is in writing, promptly (but in no event more than five Business Days following receipt by the Seller) furnish the Purchaser with a copy of such notice and any related materials with respect thereto.

(b)       The Seller shall keep and maintain, or cause to be kept and maintained, at all times books and records adequate to reflect accurately all financial information it has received from Counterparty with respect to the Purchased Assets.

(c)       Promptly after receipt by the Seller (but in no event more than five Business Days following receipt by the Seller) of any material communications (including, if requested by the Purchaser, any royalty reports) relating to the Counterparty License Agreement, the Royalties, the Intellectual Property Rights, the Purchased Assets or MT 400, the Seller shall (i) inform the Purchaser in writing of such receipt and (ii) furnish the Purchaser with a copy of such material communication.  Except for communications required to be given or made by the Seller (x) under the Counterparty License Agreement or (y) with respect to Outstanding Litigation in accordance with prior instruction from or approval by the Purchaser, the Seller shall not send any material communication to Counterparty or any of its Affiliates relating to, or involving, the Purchased Assets or the Counterparty License Agreement, in each case, without the prior written consent of the Purchaser, and the Seller shall promptly provide to the Purchaser a copy of any such communication sent by the Seller to Counterparty or any of its Affiliates.

(d)      The Seller shall provide the Purchaser with written notice as promptly as practicable (and in any event within five Business Days) after becoming aware of any of the following: (i) the occurrence of a Bankruptcy Event in respect of the Seller; (ii) any breach or default by the Seller of any covenant, agreement or other provision of any Transaction Document to which it is party; (iii) any representation or warranty made by the Seller in any of the Transaction Documents or in any certificate delivered to the Purchaser pursuant to this Purchase and Sale Agreement shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or (iv) any change, effect, event, occurrence, state of facts, development or condition that would reasonably be expected to result in a Material Adverse Change.

(e)      The Seller shall notify the Purchaser in writing not less than 30 days prior to any change in, or amendment or alteration of, the Seller’s (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.

(f)       Subject to applicable confidentiality restrictions and securities laws, the Seller shall make available such other information as the Purchaser may, from time to time, reasonably request with respect to the Purchased Assets, the Counterparty License Agreement, MT 400 and the Intellectual Property Rights.

Section 5.2           Confidentiality; Public Announcement; Termination of Existing Confidentiality Agreement.

(a)       Except as otherwise required by law, by the rules and regulations of the SEC or any securities exchange or trading system or by the FDA or any other Governmental Authority with similar regulatory authority and except as otherwise set forth in this Section 5.2, all Confidential Information furnished by the Seller to the Purchaser, as well as the terms, conditions and provisions of this Purchase and Sale Agreement and any other Transaction Document, shall be kept confidential by the Purchaser and shall be used by the Purchaser only in connection with this Purchase and Sale Agreement and any other Transaction Document and the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, the Purchaser may disclose (i) such information to its actual and potential partners, directors, employees, managers, officers, agents, investors (including any holder of debt securities of the Purchaser and such holder’s advisors, agents and representatives), co-investors, insurers and insurance brokers, underwriters, financing parties, equity holders, brokers, advisors, accountants, lawyers, bankers, trustees and representatives; provided, that such Person(s) shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to obligations of confidentiality no less onerous in the aggregate than those set out herein or shall have executed and delivered a confidentiality agreement in form and substance reasonably acceptable to Seller; and (ii) the Purchase Price and the amount and nature of the Purchased Assets in the footnotes to the Purchaser’s financial statements, to the extent so required by the Purchaser’s independent accountants, and comparable disclosure in the Purchaser’s unaudited financial statements.  The foregoing obligations shall expire on the seventh anniversary of the expiration or termination of the Counterparty License Agreement.

(b)      The Seller and the Purchaser acknowledge that each party hereto may, after execution of this Purchase and Sale Agreement, make a public announcement of the transactions contemplated by the Transaction Documents.  The Seller and the Purchaser agree that, after the Closing Date, public announcements may be issued in the form of one or more press releases, and in disclosures contained in documents to be filed with or furnished to the SEC, in each case subject to the Purchaser or the Seller having a reasonable prior opportunity to review such public announcement, and which announcement shall be in a form mutually acceptable to the Purchaser and the Seller, and either party hereto may thereafter disclose any information contained in such press release or SEC documents at any time without the consent of the other party hereto.

(c)       Effective upon the date hereof, the Confidentiality Agreement between the Purchaser and the Seller, dated October 14, 2011, shall terminate and be of no further force and effect and shall be superseded by the provisions of this Section 5.2.

Section 5.3           Further Assurances.

(a)      Subject to the terms and conditions of this Purchase and Sale Agreement, each party hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Laws to consummate the transactions contemplated by the Transaction Documents to which the Seller or the Purchaser, as applicable, is party, including to perfect the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets to the Purchaser pursuant to this Purchase and Sale Agreement.  The Purchaser and the Seller agree to execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be reasonably necessary or desirable, or reasonably requested by the other party hereto, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document to which the Seller or the Purchaser, as applicable, is party, and to perfect, protect, more fully evidence, vest and maintain in the Purchaser good, valid and marketable rights and interests in and to the Purchased Assets free and clear of all Liens (other than those Liens created in favor of the Purchaser by the Transaction Documents) or enable the Purchaser to exercise or enforce any of the Purchaser’s rights under any Transaction Document to which the Seller or the Purchaser, as applicable, is party, including following the Closing Date.

(b)      The Seller and the Purchaser shall cooperate and provide assistance as reasonably requested by the other party hereto, at the expense of such other party hereto, in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Purchased Assets or the transactions described herein or therein but in all cases excluding any litigation brought by the Seller against the Purchaser or brought by the Purchaser against the Seller.

(c)      The Seller shall comply with all Applicable Laws with respect to the Transaction Documents to which it is party, the Counterparty License Agreement, the Purchased Assets and all ancillary agreements related thereto, the violation of which would reasonably be expected to result in a Material Adverse Change.

(d)      The Seller shall not enter into any contract, agreement or other arrangement (whether written or oral), or exercise any of its rights under the Counterparty License Agreement in any manner, that would reasonably be expected to conflict with the Transaction Documents or serve or operate to limit or circumscribe any of the Purchaser’s rights under the Transaction Documents (or the Purchaser’s ability to exercise any such right).

Section 5.4           Payments on Account of the Purchased Assets.

(a)       Notwithstanding the terms of the Counterparty Instruction, if Counterparty or any other Person makes any future payment in respect of the Purchased Assets to the Seller (or any of its Subsidiaries) directly on account of the Purchased Assets, then (i) the portion of such payment that represents the Royalties shall be held by the Seller (or such Subsidiary) in trust for the benefit of the Purchaser in a segregated account, (ii) the Seller (or such Subsidiary) shall have no right, title or interest whatsoever in such portion of such payment and shall not create or suffer to exist any Lien thereon and (iii) the Seller (or such Subsidiary) promptly, and in any event no later than five Business Days following the receipt by the Seller (or such Subsidiary) of such portion of such payment, shall remit such portion of such payment to the Purchaser Account pursuant to Section 5.4(b) in the exact form received with all necessary endorsements.

(b)      The Seller shall make all payments to be made by the Seller pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds, without Set-off, to the following account (or to such other account as the Purchaser shall notify the Seller in writing from time to time) (the “Purchaser Account”):

Bank Name:	State Street Bank & Trust Co. Boston
State Street Trust Company Canada
State Street Financial Centre
30 Adelaide Street East, Suite 1100
Toronto, ON M5C 3G6
BIC: SBOSUS33
ABA Number: 011000028
Account Number: 00497396
Account Name: CPP Investment Board Credit Investments Inc.
Fund: CQM1
Attention: Investment Name - POZEN Inc.

(c)       If Counterparty or any other Person makes any payment to the Purchaser of Royalties relating to periods prior to the Royalties Commencement Date, then (i) such payment shall be held by the Purchaser in trust for the benefit of the Seller in a segregated account, (ii) the Purchaser shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon and (iii) the Purchaser promptly, and in any event no later than five Business Days following the receipt by the Purchaser of such payment, shall remit such payment to the Seller Account pursuant to Section 5.4(e) in the exact form received with all necessary endorsements.

(d)       Notwithstanding anything to the contrary herein (including the definition of Purchased Assets), if the Purchaser receives any payment in respect of the Royalties relating to the period commencing on April 1, 2018, then the Purchaser shall promptly, and in any event no later than five Business Days following the receipt by the Purchaser of such payment, remit twenty percent (20%) of such payment to the Seller Account by wire transfer of immediately available funds.

(e)       The Purchaser shall make all payments of Royalties relating to periods prior to the Royalties Commencement Date to be made by the Purchaser pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds, without Set-off, to the following account (or to such other account as the Seller shall notify the Purchaser in writing from time to time) (the “Seller Account”):

Bank Name:	J.P. Morgan Chase
1 Chase Plaza
New York, NY 10005
ABA Number: 021000021
Account Number: 066001633 JPMCC
Account Name: 395-00030 POZEN Inc.
Swift: CHASUS33

(f)       If Counterparty takes any Set-off (i) in accordance with the terms of the Counterparty License Agreement where such Set-off (or any portion thereof) is made in respect of any event occurring, circumstance existing or action taken prior to the Royalties Commencement Date but has the effect of reducing amounts to be paid to the Purchaser following the Closing Date or (ii) against the Purchased Assets in respect of any right of Counterparty (or any of its Affiliates) against the Seller (or any of its Affiliates) arising from or in connection with any matter (other than the Royalties), then the Seller shall cause the amount of such Set-off (or portion thereof, as the case may be) to be paid promptly (but in no event later than five Business Days following such Set-off) to the Purchaser Account.

Section 5.5           Counterparty License Agreement.

(a)       The Seller (i) shall perform and comply in all material respects with its duties and obligations under the Counterparty License Agreement, (ii) shall not forgive, release or compromise any amount owed to or becoming owing to it under the Counterparty License Agreement, (iii) shall not, without the prior written consent of the Purchaser, assign (other than in accordance with Section 8.4), amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, the Counterparty License Agreement or any rights constituting or involving or affecting or relating to the Purchased Assets or the right to receive the Royalties, (iv) shall not breach any of the provisions of the Counterparty License Agreement, (v) except pursuant to Section 5.6, shall not enter into any new agreement in respect of the Purchased Assets or MT 400 (solely in respect of the Territory), (vi) shall not waive any obligation of, or grant any consent to, Counterparty under or in respect of MT 400 (in respect of the Territory), the Counterparty License Agreement or the other Purchased Assets and (vii) shall not agree to do any of the foregoing.

(b)       The Seller shall not, without the prior written consent of the Purchaser (except as set forth in the last sentence of Section 5.1(c) with respect to the Outstanding Litigation), grant any consent or withhold any consent, exercise or waive any right or option, fail to exercise any right or option or take or fail to take any action in respect of, affecting or relating to the Purchased Assets, MT 400 (in respect of the Territory) or the Counterparty License Agreement (including, for the avoidance of doubt, the conduct of any matters referred to in Section 2.3 of the Counterparty License Agreement) in any manner that would, in each case, reasonably be expected to (i) result in a Material Adverse Change or (ii) cause an event of default under, or breach or termination of, this Purchase and Sale Agreement, any other Transaction Document or the Counterparty License Agreement.  Notwithstanding the foregoing, the Parties agree that (x) the Seller and the Purchaser shall consult with each other in advance of the conduct of any negotiations referred to in Section 2.3 of the Counterparty License Agreement and (y) the Seller shall then proceed, in consultation with the Purchaser, to conduct any negotiations with Counterparty pursuant to such Section 2.3, provided, however, that the Seller shall not effect any agreement with respect to the matters referred to in such Section 2.3 without the prior written consent of the Purchaser (it being understood and agreed that the Purchaser shall, in the course of such negotiations, act in good faith and shall not take any position that would cause the Seller to breach its obligations under such Section 2.3).

(c)       Promptly after (i) receiving notice from Counterparty (A) terminating the Counterparty License Agreement (in whole or in part), (B) alleging any breach of or default under the Counterparty License Agreement by the Seller or (C) asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the Counterparty License Agreement by the Seller or the right to terminate the Counterparty License Agreement (in whole or in part) by Counterparty or (ii) the Seller otherwise has knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the Counterparty License Agreement by the Seller or give the right to terminate the Counterparty License Agreement (in whole or in part) by Counterparty, in each case, the Seller shall (A) promptly (and in any event within five Business Days) give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice received from Counterparty, and, in the case of any breach or default or alleged breach or default by the Seller, describing in reasonable detail any corrective action the Seller proposes to take, and (B) use commercially reasonable efforts to promptly cure such breach or default and shall promptly (and in any event within five Business Days) give written notice to the Purchaser upon curing such breach or default; provided, however, that, if the Seller fails to cure such breach or default, the Purchaser shall, to the extent permitted by the Counterparty License Agreement, be entitled to take any and all actions the Purchaser considers reasonably necessary to promptly cure such breach or default, and the Seller shall reasonably cooperate with the Purchaser for such purpose and reimburse the Purchaser promptly (but in no event later than five Business Days following notice thereof) for all costs and expenses incurred in connection therewith.

(d)       Promptly after the Seller obtains knowledge of a breach or default or alleged breach or default under the Counterparty License Agreement by Counterparty or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach or default under the Counterparty License Agreement by Counterparty or the right to terminate the Counterparty License Agreement (in whole or in part) by the Seller, in each case, the Seller shall (i) within five Business Days of obtaining such knowledge, give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event and (ii) if requested by the Purchaser, proceed in consultation with the Purchaser and take such permissible actions (including commencing legal action against Counterparty with legal counsel selected by the Purchaser, such counsel to be reasonably satisfactory to the Seller) to enforce compliance by Counterparty with the relevant provisions of the Counterparty License Agreement and to exercise any or all of the Purchaser’s or the Seller’s rights and remedies, whether under the Counterparty License Agreement or by operation of law, with respect thereto.  The Purchaser shall have the right, at its sole expense, to participate in and control, with counsel appointed by it, any meeting, discussion, action, suit or other proceeding relating to any such breach, default or termination event or alleged breach, default or termination event, including any counterclaim, settlement discussions or meetings; provided, that the fees and expenses of the Purchaser’s counsel in connection therewith shall be borne by the Seller if such breach, default or termination event or alleged breach, default or termination event results from, or is caused by, directly or indirectly, a breach or default by the Seller.  The Seller shall make reasonably available its relevant records and personnel to the Purchaser in connection with any prosecution or litigation against Counterparty to enforce any of the Purchaser’s or the Seller’s rights under the Counterparty License Agreement, with Purchaser reimbursing Seller for all of its reasonable out-of-pocket costs and expenses incurred in connection therewith.  In the event the Purchaser does not exercise its right to control any meeting, discussion, action, suit or other proceeding under this Section 5.5(d), then the Purchaser shall reimburse Seller for all out-of-pocket costs and expenses (including reasonable attorneys fees) incurred by Seller in connection with enforcing the provisions of this Section 5.5(d); provided, that such out-of-pocket costs and expenses (including the fees and expenses of the Seller’s counsel) shall be borne by the Seller if such breach, default or termination event or alleged breach, default or termination event results from, or is primarily caused by, directly or indirectly, a breach or default by the Seller.  Notwithstanding anything to the contrary contained in this Article V, nothing herein shall prevent, restrict or limit the Purchaser from directly enforcing Counterparty’s payment obligations in respect of the Purchased Assets with counsel selected by the Purchaser in its sole discretion.

(e)       The Seller shall (i) subject to the provisions of the Counterparty License Agreement and any rights of Counterparty thereunder, take such commercially reasonable actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary to diligently preserve and maintain the Intellectual Property Rights, including payment of maintenance fees or annuities, at the sole expense of the Seller, (ii) take commercially reasonable steps to diligently defend (and enforce) the Intellectual Property Rights against infringement or interference by any other Person, and against any claims of invalidity or unenforceability, in any relevant jurisdiction (including by bringing any legal action for infringement or defending counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or non-interference) in the Territory, and (iii) when available in respect of MT 400, obtain patents and any corrections, substitutions, reissues and reexaminations thereof, obtain patent term extensions and any other forms of patent term restoration in any country of the Territory and obtain patent listing in the FDA Electronic Orange Book.  The Seller shall not disclaim or abandon, or fail to take any commercially reasonable action necessary to prevent the disclaimer or abandonment of, the Intellectual Property Rights.  The Purchaser shall have the right, at its sole expense, to participate in and control, with counsel appointed by it, any meeting, discussion, action, suit or proceeding (including the Outstanding Litigation) involving the infringement, legality, validity or enforceability of the Intellectual Property Rights or the Counterparty License Agreement to the same extent that the Seller has such rights under the Counterparty License Agreement, including any counterclaim, settlement discussions or meetings, and the Seller shall exercise and enforce such rights on its own behalf (and on behalf of the Purchaser) to the fullest extent permitted under the terms of the Counterparty License Agreement; provided, that the Seller’s exercise and enforcement of such rights shall not result in a breach of this Purchase and Sale Agreement or a Material Adverse Change; provided, further, that the fees and expenses of the Purchaser’s counsel in connection therewith shall be borne by the Seller if such infringement, legality, validity or enforceability is caused by the Seller.  In the event the Purchaser does not exercise its right to control any meeting, discussion, action, suit or proceeding under this Section 5.5(e), then the Purchaser shall reimburse Seller for all out-of-pocket costs and expenses (including reasonable attorneys fees) incurred by the Seller in connection with enforcement of the provisions of this Section 5.5(e); provided, that such out-of-pocket costs and expenses (including the fees and expenses of the Seller’s counsel) shall be borne by the Seller if such infringement, legality, validity or enforceability is caused by the Seller.  For the avoidance of doubt (but subject to the proviso of the immediately preceding sentence), all out-of-pocket costs and expenses relating to the Outstanding Litigation shall be borne by (x) the Seller, to the extent that such costs and expenses accrued prior to the Closing, and (y) the Purchaser, to the extent that such costs and expenses accrued on or after the Closing.

(f)       Except in connection with an assignment by the Seller to any other Person with which the Seller may merge or consolidate or to which the Seller may sell all or substantially all of its assets or all of its assets related to MT 400 in accordance with the provisions of Section 8.4, the Seller shall not dispose of, assign or otherwise transfer, or grant, incur or suffer to exist any Lien on the Counterparty License Agreement, the Purchased Assets or any of the Seller’s right, title or interest in and to the Intellectual Property Rights (in whole or in part), without the prior written consent of the Purchaser.

(g)       The Seller shall to the extent reasonably practicable make available its records and personnel to the Purchaser in connection with any prosecution of litigation by the Purchaser against Counterparty to enforce any of the Purchaser’s or the Seller’s rights under the Counterparty License Agreement, and provide reasonable assistance and authority to file and bring the litigation, including, if required to bring the litigation, being joined as a party plaintiff.  The Purchaser shall reimburse Seller for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with this Section 5.5(g).

(h)       The Seller shall not exercise the Co-Promotion Option without the prior written consent of the Purchaser.

Section 5.6           Termination of the Counterparty License Agreement; Mergers, Consolidations and Asset Sales Involving Counterparty.

(a)       Without limiting the provisions of Section 5.5, if Counterparty or the Seller terminates or provides written notice of termination of the Counterparty License Agreement (in whole or in part), or the Counterparty License Agreement is otherwise terminated (in whole or in part), then the Seller shall provide reasonable assistance to and cooperate with the Purchaser, at the Purchaser’s sole discretion, cost and expense (including the Purchaser’s payment of the Seller’s reasonable attorneys’ fees in connection therewith, if any), in such efforts as the Purchaser shall reasonably undertake in connection with the negotiation of a license of the Intellectual Property Rights, which shall include terms no less favorable in the aggregate to the Seller than those contained in the Counterparty License Agreement with respect to obligations and costs imposed on the Seller, disclaimers of the Seller’s liability, intellectual property ownership and control, commercialization diligence and indemnification of the Seller (any such license, a “New Arrangement”).  Should the Purchaser identify any New Arrangement, the Seller agrees to negotiate in good faith such New Arrangement that satisfies the foregoing requirements promptly upon the written request of the Purchaser.  In the event the Seller enters into a New Arrangement, the Seller agrees to comply in all material respects with the provisions of this Purchase and Sale Agreement in connection with the New Arrangement and references herein to the Purchased Assets and the Counterparty License Agreement shall be deemed to be references to any new purchased asset and any new license agreement, constructed under the New Arrangement, and references to Counterparty shall be deemed to be references to the other party to such new license agreement and that other party’s Affiliates and sublicensees or licensees, as the case may be.  Such New Arrangement shall also provide, for no additional consideration from the Purchaser, that (i) the Purchaser shall have the same rights as those acquired under the Counterparty License Agreement pursuant to this Purchase and Sale Agreement and (ii) all payments and other consideration (including any upfront fees) thereunder be made by the other party to such New Arrangement directly to the Purchaser.

(b)       If there occurs a merger or consolidation of the Seller, on the one hand, and Counterparty or its Affiliates, on the other hand, a sale of all or substantially all of the Seller’s assets to Counterparty or a sale or assignment of the Counterparty License Agreement or the Intellectual Property Rights by the Seller to Counterparty, and in any such case the Counterparty License Agreement is terminated in connection therewith, the Seller (or its successor) shall pay to the Purchaser royalties on Net Sales of MT 400 in the Territory for the term of the Counterparty License Agreement on the same basis as if the Counterparty License Agreement had continued and the Purchaser’s rights with respect to the Purchased Assets and the covenants of the Seller under this Purchase and Sale Agreement shall continue to apply on the same basis as if the Counterparty License Agreement was in place between the Seller and Counterparty.

Section 5.7           Audits.  Beginning on the Closing Date, the Purchaser shall have the exclusive right, at its sole expense (and using an accountant designated by the Purchaser and reasonably satisfactory to the Seller), to inspect and audit Counterparty’s books and records at any time and from time to time, in accordance with Section 7.11 of the Counterparty License Agreement, at its sole discretion for payments that are paid or payable to the Purchaser with respect to Net Sales and Royalties beginning on or after the Royalty Commencement Date.  Notwithstanding the foregoing, the Seller shall retain the exclusive right to inspect and audit Counterparty’s books and records at any time and from time to time, in accordance with Section 7.11 of the Counterparty License Agreement, at its sole discretion and its sole expense, for payments that are paid or payable to the Seller pursuant to the Counterparty License Agreement with respect to Net Sales and Royalties attributable to the period prior to the Royalties Commencement Date.  The Seller shall not, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, cause an inspection or audit of Counterparty’s books and records under this Section 5.7 or under Section 7.11 of the Counterparty License Agreement for the period commencing on the Royalty Commencement Date.

Section 5.8           Tax Matters.

(a)       Notwithstanding the accounting treatment thereof, for United States federal, state and local tax purposes, the Seller and the Purchaser shall treat the transactions contemplated by the Transaction Documents as a sale for United States federal, state and local tax purposes.

(b)       All payments to the Purchaser under this Purchase and Sale Agreement shall be made without any deduction or withholding for or on account of any tax; provided, that, if deduction or withholding of any tax is required from any such payment under this Purchase and Sale Agreement or from any payment under the Counterparty License Agreement by reason of the Seller’s being a party to the Counterparty License Agreement, then the sum payable shall be increased and paid by the Seller as necessary so that, after making all required deductions and withholdings, the Purchaser receives an amount equal to the amount that it would have received had no such deductions or withholdings been made.

(c)       The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.8 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other party hereto has consented to such actions or (ii) the party hereto that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 5.8.  If there is an inquiry by any Governmental Authority of the Seller or the Purchaser related to this Section 5.8, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.8.

ARTICLE VI
THE CLOSING

Section 6.1           Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof (the “Closing Date”) at the offices of DLA Piper LLP (US) located at 300 Campus Drive, Suite 100, Florham Park, New Jersey 07932-1039, or such other place as the parties mutually agree.

Section 6.2           Closing Deliverables of the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following:

(a)       the Bill of Sale executed by the Seller;

(b)       an irrevocable direction to Counterparty to pay the Royalties directly to the Purchaser Account, and as to such other matters, in the form set forth in Exhibit B executed by the Seller;

(c)       a certificate of an executive officer of the Seller (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of the Seller and (y) resolutions of the governing body of the Seller authorizing and approving the execution, delivery and performance by the Seller of the Transaction Documents and the transactions contemplated herein and therein; (ii) setting forth the incumbency of the officer or officers of the Seller who have executed and delivered the Transaction Documents including therein a signature specimen of each officer or officers; and (iii) attaching a copy, certified by such officer as true and complete, of a recent good standing certificate of the appropriate Governmental Authority of the Seller’s jurisdiction of organization, stating that the Seller is in good standing under the laws of such jurisdiction;

(d)       an opinion of DLA Piper LLP, special counsel to the Seller, dated the Closing Date, substantially in the form of Exhibit D; and

(e)       such other certificates, documents and financing statements as the Purchaser may reasonably request, including (i) a financing statement reasonably satisfactory to the Purchaser to create, evidence and perfect the sale of the Purchased Assets pursuant to Section 2.1(c) and the back-up security interest granted pursuant to Section 2.1(d), (ii) a solvency certificate delivered by the Chief Financial Officer of the Seller in form and substance reasonably satisfactory to the Purchaser and (iii) the results of a recent Lien search with respect to the Seller, such search and results to be reasonably satisfactory to the Purchaser.

Section 6.3           Closing Deliverables of the Purchaser.  At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller the following:

(a)       the Bill of Sale executed by the Purchaser; and

(b)       payment of the Purchase Price in accordance with Section 2.2.

Section 6.4           Receipt.  Following the Closing, the Seller shall deliver to the Purchaser a duly executed receipt for payment of the Purchase Price.

ARTICLE VII
INDEMNIFICATION

Section 7.1           Indemnification by the Seller.  The Seller agrees to indemnify and hold each of the Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses (including attorneys fees) awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a third party claim, demand, action or proceeding, arising out of (i) any breach of any representation, warranty or certification made by the Seller in any of the Transaction Documents to which the Seller is party or certificates given by the Seller to the Purchaser in writing pursuant to this Purchase and Sale Agreement, (ii) any breach of or default under any covenant or agreement by the Seller to the Purchaser pursuant to any Transaction Document to which the Seller is party, (iii) any Excluded Liabilities and Obligations (unless such Excluded Liabilities and Obligations are due to the Purchaser not complying with any confidentiality provisions set forth in this Purchase and Sale Agreement), and (iv) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement; provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party to the extent resulting from (A) the bad faith, gross negligence or willful misconduct of such Purchaser Indemnified Party or (B) acts or omissions of the Seller based upon the written instructions from any Purchaser Indemnified Party.  Notwithstanding the foregoing, absent Seller’s actual fraud, in no event shall Seller’s indemnification obligations under clause (i) of this Section 7.1 exceed, individually or in the aggregate, an amount equal to the Purchase Price, less all Royalties received by Purchaser, without duplication, under this Agreement prior to and through resolution of the applicable claim.

Section 7.2           Indemnification by the Purchaser.  The Purchaser agrees to indemnify and hold each of the Seller and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses (including attorneys’ fees) awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a third party claim, demand, action or proceeding, arising out of (i) any breach of any representation, warranty or certification made by the Purchaser in any of the Transaction Documents to which the Purchaser is party or certificates given by the Purchaser in writing pursuant to this Purchase and Sale Agreement, (ii) any breach of or default under any covenant or agreement by the Purchaser pursuant to any Transaction Document to which the Purchaser is party and (iii) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party to the extent resulting from (A) the bad faith, gross negligence or willful misconduct of such Seller Indemnified Party or (B) acts or omissions of the Purchaser based upon the written instructions from any Seller Indemnified Party.  Notwithstanding the foregoing, absent the Purchaser’s actual fraud, in no event shall the Purchaser’s indemnification obligations under clause (i) of this Section 7.2 exceed, individually or in the aggregate, an amount equal to the Purchase Price, less all payments received by the Seller pursuant to Section 5.4(d) prior to and through resolution of the applicable claim.

Section 7.3           Procedures.  If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission.  In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and except as provided below.  In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable and documented fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party.  It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable and documented fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (such consent not to be unreasonably withheld), but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party (such consent not to be unreasonably withheld), effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any obligation or restriction on any indemnified party.

Section 7.4           Exclusive Remedy; Limitation on Liability.  Except in the case of fraud or intentional breach, following the Closing, the indemnification afforded by this Article VII shall be the sole and exclusive remedy for any and all Losses sustained or incurred by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party hereto in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party hereto pursuant to any Transaction Document.  NOTWITHSTANDING ANYTHING TO CONTRARY CONTAINED IN THIS AGREEMENT OR PROVIDED FOR UNDER APPLICABLE LAW, NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY HERETO OR ANY PERSON, EITHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY DAMAGES ASSOCIATED WITH ANY LOST PROFITS OR LOST OPPORTUNITIES OF SUCH OTHER PARTY HERETO OR SUCH PERSON RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAVE BEEN DISCLOSED TO SUCH PARTY HERETO IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN.  Notwithstanding anything in this Purchase and Sale Agreement to the contrary, in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the non-breaching party shall be entitled to specific performance, injunctive or other equitable relief pursuant to Section 8.2.

ARTICLE VIII
MISCELLANEOUS

Section 8.1           Survival.  All representations, warranties and covenants made herein and in any other Transaction Document or any certificates delivered pursuant to this Purchase and Sale Agreement shall survive the execution and delivery of this Purchase and Sale Agreement and the Closing.  The rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Purchase and Sale Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, shall not affect the rights hereunder to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants.

Section 8.2           Specific Performance.  Each of the parties hereto acknowledges that the other party hereto will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents.  In such event, each of the parties hereto agrees that the other party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Purchase and Sale Agreement.

Section 8.3           Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to the Seller, to:

POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517
Attention: General Counsel
Telephone: (919) 913-1030
Facsimile: (919) 913-1036
Email: gthomas@pozen.com

if to the Purchaser, to:

CPPIB Credit Investments Inc.
One Queen Street East, Suite 2600
P.O. Box 101

Toronto, Ontario M5C 2W5
Attention: David MacNaughtan
Telephone: (416) 479-5601
Facsimile: (416) 874-5329
Email: dmacnaughtan@cppib.ca

Each party hereto may, by notice given in accordance herewith to each of the other party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 8.4           Successors and Assigns.  Subject to the remainder of this Section 8.4, the provisions of this Purchase and Sale Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The Seller shall not be entitled to assign or otherwise transfer any Transaction Document or any of its obligations, rights or interests under any of the Transaction Documents, in whole or in part, by operation of law, merger, change of control or otherwise, without the prior written consent of the Purchaser, and any purported assignment or transfer without such consent shall be void and of no effect; provided, however, that the Seller may, upon written notice to the Purchaser, but without the consent of the Purchaser, assign any of its obligations or rights under this Purchase and Sale Agreement to any other Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets or all of its assets related to MT 400, provided  that the assignee under such assignment agrees to be bound by the terms of the Transaction Documents and the Counterparty License Agreement and furnishes a written agreement (in form and substance reasonably satisfactory to the Purchaser) to the Purchaser to that effect.  The Purchaser shall not be entitled to assign or otherwise transfer any Transaction Document or any of its obligations, rights or interests under any of the Transaction Documents, in whole or in part, by operation of law, merger, change of control or otherwise, without the prior written consent of the Seller, and any purported assignment or transfer without such consent shall be void and of no effect; provided, however, that following the Closing, the Purchaser may, upon prior written notice to the Seller, but without the prior written consent of the Seller, assign the Transaction Documents or any of the Purchaser’s rights, interests or obligations thereunder to any Affiliate of the Purchaser, and thereafter any such Transaction Documents, rights, interests and obligations may be further sold, assigned, conveyed or otherwise transferred amongst the Purchaser and its Affiliates without limitation so long as prior written notice is provided to the Seller in each instance; provided, further, that no such assignment shall relieve the Purchaser or such transferor Affiliate, as applicable, of its obligations hereunder, unless such transferee Affiliate thereof agrees in a writing, in form and substance reasonably satisfactory to the Seller, to be bound by the assigned Transaction Documents.  In the event of permitted assignment by the Purchaser, the Seller shall be under no obligation to reaffirm any representations, warranties or covenants made in this Purchase and Sale Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by the Purchaser.

Section 8.5           Independent Nature of Relationship.  The relationship between the Seller and the Purchaser is solely that of seller and purchaser, and neither the Seller nor the Purchaser has any fiduciary or other special relationship with the other party hereto or any of its Affiliates.  Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Seller and the Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form.

Section 8.6           Entire Agreement.  This Purchase and Sale Agreement, together with the Exhibits hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Purchase and Sale Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either party hereto.  Neither this Purchase and Sale Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and the other Persons referenced in Article VII any rights or remedies hereunder.

Section 8.7           Governing Law.

(a)       THIS PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)       Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Purchase and Sale Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)       Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Purchase and Sale Agreement in any court referred to in Section 8.7(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 8.3.  Nothing in this Purchase and Sale Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.  Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 8.8           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

Section 8.9           Severability.  If one or more provisions of this Purchase and Sale Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Purchase and Sale Agreement and the balance of this Purchase and Sale Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect and be enforceable in accordance with its terms.  Any provision of this Purchase and Sale Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.10         Counterparts.  This Purchase and Sale Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Purchase and Sale Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

Section 8.11         Amendments; No Waivers.  Neither this Purchase and Sale Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto.  No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No notice to or demand on either party hereto in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.12         Table of Contents and Headings.  The Table of Contents and headings of the Articles and Sections of this Purchase and Sale Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first written above.

POZEN INC.

By:	/s/ John R. Plachetka
Name: John R. Plachetka
Title: President and Chief Executive Officer

CPPIB CREDIT INVESTMENTS INC.

By:	/s/ Mark Jenkins
Name: Mark Jenkins
Title: Authorized Signatory

EXHIBIT A

FORM OF BILL OF SALE

This BILL OF SALE is dated as of November 23, 2011 (the “Closing Date”) by POZEN Inc., a Delaware corporation (the “Seller”), in favor of CPPIB Credit Investments Inc., a corporation organized under the federal laws of Canada (the “Purchaser”).

RECITALS

WHEREAS, the Seller and the Purchaser are parties to that certain Purchase and Sale Agreement, dated as of the Closing Date (the “Purchase and Sale Agreement”), pursuant to which, among other things, the Seller agrees to sell, contribute, assign, transfer, convey and grant to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in, to and under the Purchased Assets, for the consideration described in the Purchase and Sale Agreement; and

WHEREAS, the parties hereto now desire to carry out the purposes of the Purchase and Sale Agreement by the execution and delivery of this instrument evidencing the Purchaser’s purchase, acquisition and acceptance of the Purchased Assets;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Purchase and Sale Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	The Seller, by this Bill of Sale, does hereby sell, contribute, assign, transfer, convey and grant to the Purchaser, and the Purchaser does hereby purchase, acquire and accept, the Purchased Assets.

2.	The parties hereto acknowledge that the Purchaser is not assuming any of the Excluded Liabilities and Obligations.

3.
This Bill of Sale (i) is made pursuant to, and is subject to the terms of, the Purchase and Sale Agreement and (ii) shall be binding upon and inure to the benefit of the Seller, the Purchaser and their respective successors and assigns, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to the Purchaser.

4.
THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

5.
This Bill of Sale may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

6.
The following terms as used herein shall have the following respective meanings (capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase and Sale Agreement):

“Closing Date” means November 23, 2011.

“Counterparty” means Glaxo Group Limited, part of the GlaxoSmithKline group of companies and organized under the laws of England.

“Counterparty License Agreement” means that certain Product Development and Commercialization Agreement dated as of June 11, 2003 between the Seller and Counterparty, as amended and supplemented by that certain letter agreement dated June 11, 2003 executed by Counterparty and accepted and agreed by the Seller and by that certain Consent Agreement dated August 15, 2011 between the Seller and Counterparty, together with the Confidential Disclosure Agreement between the Seller and Counterparty dated October 1, 2001 and any new, substitute or amended agreement relating to MT 400, the Intellectual Property Rights or other intellectual property rights of the Seller relating to MT 400.  The term “Counterparty License Agreement” shall include all rights that arise therefrom and relate thereto.

“Excluded Liabilities and Obligations” shall mean any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, including any liability or obligation of the Seller under the Counterparty License Agreement, all such liabilities and obligations shall be retained by and remain liabilities and obligations of the Seller or the Seller’s Affiliates.

“Intellectual Property Rights” means POZEN Technology, including any patent that is or subsequently will be listed in the Orange Book under NDA 21-926.

“MT 400” means any combination of Sumatriptan and Naproxen sodium as the only two active ingredients.  For the avoidance of doubt, MT 400 includes Treximet.

“Naproxen” means the chemical compound known as naproxen, whose more specific chemical name is (+)-2-(6-Methoxy-2-naphthyl) propionic acid, its prodrugs and metabolites, and all esters, salts, hydrates, solvates, polymorphs and isomers thereof.

“POZEN Technology” has the meaning ascribed to it in the Counterparty License Agreement.

“Purchased Assets” means, collectively, the Seller’s (a) right, title and interest in, to and under the Counterparty License Agreement to (i) receive all of the Royalties, (ii) receive the quarterly reports produced by Counterparty pursuant to the Counterparty License Agreement in respect of sales of MT 400 in the Territory and (iii) audit the records of Counterparty in respect of such sales pursuant to the Counterparty License Agreement and receive an audit report summarizing the results of any such audit, (b) right, to the extent possible under the Purchase and Sale Agreement, to cure any breach of or default under the Counterparty License Agreement by the Seller, and (c) right, to the extent possible under the Purchase and Sale Agreement, to (i) initiate and prosecute legal actions and proceedings to defend the Intellectual Property Rights against infringement or interference by any other Person and (ii) defend the Intellectual Property Rights against any claims or counterclaims of invalidity, unenforceability or infringement, or declaratory judgment actions in respect thereof, subject to, in the case of each of clause (c)(i) and clause (c)(ii), the provisions of the Counterparty License Agreement and the rights of Counterparty thereunder.

“Royalties” means (a) all amounts or fees paid or payable, owed or owing, accrued or otherwise required to be paid to the Seller or any of its Affiliates arising out of, related to or resulting from the sale by Counterparty or its Affiliates of MT 400 in the Territory (including not only from the sale of currently approved indications for MT 400 in the Territory, but also from any additionally approved indications and from any off-label usage for MT 400 in the Territory) and, in each case, attributable to the period commencing on the Royalties Commencement Date, including (i) all amounts due or to be paid to the Seller or any of its Affiliates under Section 7.4, Section 7.9, Section 7.10 and Section 7.11 of the Counterparty License Agreement and (ii) all amounts due or to be paid to the Seller or any of its Affiliates in lieu thereof (including pursuant to Section 8.4(d) of the Counterparty License Agreement), whether based upon sales of MT 400 in the Territory or otherwise, (b) all milestone payments paid or payable, owed or owing, accrued or otherwise required to be paid to the Seller pursuant to Section 7.3 of the Counterparty License Agreement, (c) except with respect to any recoveries, damages, awards, reimbursement of expenses or settlement amounts paid or payable to the Seller or any of its Affiliates by any third party and arising out of or relating to MT 400 or Intellectual Property Rights in the Field resulting from the Outstanding Litigation and solely attributable to the period ending prior to the Closing Date, all indemnity payments, recoveries, damages, reimbursement of expenses or award or settlement amounts paid or payable to the Seller or any of its Affiliates by Counterparty or any third party and arising out of or relating to MT 400 or Intellectual Property Rights (including the Outstanding Litigation) or as a result of a breach by any Person (other than the Seller) of the Counterparty License Agreement with respect thereto and attributable to the period commencing on the Royalties Commencement Date, including pursuant to Section 5.5(d) or Section 5.5(e) of the Purchase and Sale Agreement, (d) all amounts paid or payable to the Seller or any of its Affiliates by one or more third party licensees or sublicensees under any New Arrangement, (e) all other amounts paid or payable by Counterparty or any other Person arising out of, related to or resulting from MT 400, the Intellectual Property Rights or the Counterparty License Agreement and attributable to the period commencing on the Royalties Commencement Date, (f) all accounts (as defined under the UCC) evidencing the rights to the payments and amounts described herein and (g) all proceeds (as defined under the UCC) of any of the foregoing.

“Royalties Commencement Date” means October 1, 2011.

“Sumatriptan” means the chemical compound known as sumatriptan, whose more specific chemical name is 1H-Indole-5-methanesulfonamide, 3-(2-(dimethylamino)ethyl)-N-methyl, its prodrugs and metabolites, and all esters, salts, hydrates, solvates, polymorphs and isomers thereof.

“Territory” means the United States and Puerto Rico.

“Treximet” means Treximet® (sumatriptan/naproxen sodium), the brand name for the product combining sumatriptan 85 mg, formulated with RT Technology™ and naproxen sodium 500 mg in a single tablet designed for the acute treatment of migraine, as covered by NDA 21-926.

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the day and year first written above.

POZEN INC.

By:	/s/ John R. Plachetka
Name: John R. Plachetka
Title: President and Chief Executive Officer

CPPIB CREDIT INVESTMENTS INC.

By:	/s/ Mark Jenkins
Name: Mark Jenkins
Title: Authorized Signatory

EXHIBIT B

FORM OF COUNTERPARTY INSTRUCTION

November 23, 2011

VIA FACSIMILE

Glaxo Group Ltd.
Glaxo Wellcome House
Berkeley Avenue
Greenford
Middlesex
England UB6 0NN
Facsimile: 011-44-208-047-6905
Attention: The Company Secretary

Ladies and Gentlemen:

Reference is hereby made to that certain Product Development and Commercialization Agreement dated as of June 11, 2003 between POZEN Inc., a Delaware corporation (“POZEN”), and Glaxo Group Limited, part of the GlaxoSmithKline group of companies and organized under the laws of England (“GSK”), as amended and supplemented, among other things, by that certain Consent Agreement (the “Consent”) dated August 15, 2011 between POZEN and GSK (collectively, the “License Agreement”).

Effective as of November 23, 2011, as evidenced by a Bill of Sale dated as of November 23, 2011 between CPPIB Credit Investments Inc., a corporation organized under the federal laws of Canada (the “Purchaser”), and POZEN (the “Bill of Sale”), which is attached hereto as Appendix A, POZEN is irrevocably selling, contributing, assigning, transferring, conveying and granting the “Purchased Assets” described in such Bill of Sale.

Accordingly, you are, for the benefit of the Purchaser, pursuant to your undertaking in the Consent to do so, hereby irrevocably and unconditionally directed to make all payments of Royalties (as defined in the Bill of Sale) and any other payments due under Sections 7.3 - 7.11 and (solely with respect to any amounts that may be payable to POZEN thereunder) 8.4(d) of the License Agreement to POZEN by GSK on or after October 1, 2011 by wire transfer in United States dollars to the following account:

Bank Name:	State Street Bank & Trust Co. Boston
State Street Trust Company Canada
State Street Financial Centre
30 Adelaide Street East, Suite 1100
Toronto, ON M5C 3G6
BIC: SBOSUS33
ABA Number: 011000028
Account Number: 00497396
Account Name: CPP Investment Board Credit Investments Inc.
Fund: CQM1
Attention: Investment Name - POZEN Inc.

In addition, you are, for the benefit of the Purchaser, pursuant to your undertaking in the Consent to do so, hereby irrevocably and unconditionally instructed to send all reports or other notices sent or required to be sent to POZEN pursuant to the License Agreement, including the quarterly reports produced by GSK pursuant to Section 7.8 of the License Agreement, to the following party at the following address, with copies to POZEN, beginning immediately:

CPPIB Credit Investments Inc.
One Queen Street East, Suite 2600
P.O. Box 101
Toronto, Ontario M5C 2W5
Attention: David MacNaughtan
Telephone: (416) 479-5601
Facsimile: (416) 874-5329
Email: dmacnaughtan@cppib.ca

POZEN will appoint any independent accountant for purposes of Section 7.11 of the License Agreement.

Thank you for your cooperation regarding this matter.

Very truly yours,

POZEN INC.

By:
Name:
Title:

CC:	GlaxoSmithKline
Corporate Legal Department
One Franklin Plaza
200 N. 16th Street / FP 2360
Philadelphia, PA 19103
Facsimile: (610) 751-3144
Attention: Sr. Vice President, R&D
Legal Operations

GlaxoSmithKline
Five Moore Drive
PO Box 13398
RTP, NC 27709
Facsimile: (919) 315-3330
Attention: President, US

Pharmaceuticals

CPPIB Credit Investments Inc.
One Queen Street East, Suite 2600
P.O. Box 101
Toronto, Ontario M5C 2W5
Facsimile: (416) 874-5329
Attention: David MacNaughtan

APPENDIX A

Bill of Sale

See attached.

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EXHIBIT C

OUTSTANDING LITIGATION

•	POZEN Inc. v. Par Pharmaceuticals, Inc., Dr. Reddy’s Laboratories, Inc. and Alphapharm PTY, Ltd./Mylan Pharmaceuticals, United States District Court for the Eastern District of Texas

•	Settlement Agreement by and between POZEN Inc. and Teva Pharmaceuticals USA

•	POZEN Inc. v. Sun Pharma Global FZE, United States District Court for the Eastern District of Texas

•	POZEN Inc. v. Par Pharmaceuticals, Inc., Dr. Reddy’s Laboratories, Inc. and Alphapharm PTY, Ltd./Mylan Pharmaceuticals, United States Court of Appeals for the Federal Circuit

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EXHIBIT D

FORM OF OPINION OF SPECIAL COUNSEL TO THE SELLER

1.           The Seller is a corporation validly existing and in good standing under the laws of the State of Delaware.

2.           The Seller has the corporate power to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby.  Each Transaction Document to which the Seller is party has been duly authorized, executed and delivered by the Seller and, when duly executed and delivered by all of the parties thereto, such Transaction Document shall constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

3.           The execution, delivery and performance by the Seller of the Transaction Documents to which the Seller is party and the consummation by the Seller of the transactions contemplated thereby will not violate the organizational documents of the Seller or federal law or the laws of the State of Delaware.

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